Exhibit 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the 1990 Long Term Incentive Stock Plan and the Thrift Savings [401(k)] Plan of Cadmus Communications Corporation, of our report dated August 2, 1994, on our audits of the consolidated financial statements and financial statement schedules of Cadmus Communications Corporation and Subsidiaries (the "Company") as of June 30, 1994 and 1993, and for each of the three years in the period ended June 30, 1994, which report is included in the Annual Report on Form 10-K of the Company for the fiscal year ended June 30, 1994.

We also consent to the reference of our firm in "Item 5. Interests of Named Experts and Counsel."

                              /s/ Coopers & Lybrand L.L.P.

Richmond, Virginia
November 29, 1994